Exhibit 99.1

Quarter-to-Date
Sales Update

August 21, 2008

(% change versus PY)	July 2008	Commentary
Consolidated Sales	21%	Solid underlying growth of 6% driven by Merchant and Electronics
& Performance Materials segments, partially offset by lower
Equipment & Energy segment sales (2%). Currency +5%, and
		natural gas pass-thru +12%.
Merchant Gases	16%	Strong pricing across all regions and better volumes in North America and Asia. Currency +9%.
Tonnage Gases	44%	Volume growth driven by new plant start-ups. Higher natural gas pass-thru +38%. Currency +3%.
Electronics and Performance Materials	10%	Strong sales growth driven by volume growth in Electronics net of restructuring activities, and volume and price increases in Performance Materials. Currency +3%.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results. Effective July 2008, Merchant Gases includes European Healthcare; prior periods have been restated.